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                                                                   Exhibit 8





                                               May 2, 2002


Salomon Smith Barney Inc.
388 Greenwich Street
New York, NY  10013


Ladies and Gentlemen:

         We have acted as special tax counsel to the Healthcare SECTORS Trust (the "Trust") in connection with preparation and filing by Salomon Smith Barney Inc., as initial depositor (the "Initial Depositor"), of a registration statement on Form S-1 (the "Registration Statement"), of which the prospectus forms a part (the "Prospectus"), to be filed by the Initial Depositor with the Securities and Exchange Commission (the "Commission") for the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 11,200,000 Healthcare SECTORS(SM) (the "Healthcare SECTORS") to be issued by the Trust.
The Healthcare SECTORS will be issued pursuant to the Depositary Trust Agreement between the Initial Depositor, U.S. Bank Trust National Association, as trustee (in such capacity, the "Trustee"), other depositors and owners of Healthcare SECTORS (the "Depositary Trust Agreement").

         In arriving at the opinions expressed below, we have reviewed the following documents:

         (a)     the form of the Depositary Trust Agreement, and

         (b) the Prospectus and the documents incorporated by reference therein.

In addition, we have made such investigations of law as we have deemed appropriate as a basis for the opinions expressed below.

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Salomon Smith Barney Inc., p.2


         In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed

         Based on the foregoing, it is our opinion that:

         1. The Trust will be treated as a grantor trust or as a custodial arrangement for United States federal income tax purposes and not as an association taxable as a corporation. Accordingly, each U.S. Holder of Healthcare SECTORS generally will be considered the owner of an undivided interest in the underlying securities held by the Healthcare SECTORS Trust, will be treated as directly owning its proportionate share of the underlying stock and will take into account income and expenses (including fees) with respect to its proportionate share of that stock as if it held the stock directly.

         2. The deposit of underlying securities in the Healthcare SECTORS Trust in exchange for Healthcare SECTORS will not be a taxable event, and the holding period with respect to the deposited underlying security will include the period that the U.S. Holder held the underlying security before deposit.

         We hereby consent to the reference to this firm under the heading "Legal Matters" in the Prospectus and to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are "experts" within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit. This opinion is expressed as of the date hereof unless otherwise expressly stated and applies only to the disclosure under the heading "United States Federal Income Tax Consequences" set forth in the Prospectus.



                                  Very truly yours,

                                  CLEARY, GOTTLIEB, STEEN & HAMILTON


                                  By      /s/ Erika W. Nijenhuis
                                     ----------------------------------
                                       Erika W. Nijenhuis, a Partner